Exhibit 99.1

Contact: Dan McCarthy, 610-774-5758

PPL Names Humana Executive to Its Board of Directors

ALLENTOWN, Pa. (July 11, 2011) – PPL Corporation (NYSE: PPL) announced Monday (7/11) that Venkata Rajamannar Madabhushi, “Raja Rajamannar,” senior vice president & chief innovation and marketing officer for Humana Inc., will join its board of directors, effective July 11.
Rajamannar has more than 25 years of wide-ranging international experience in marketing, business development and executive management. He has served in his present position at Humana’s Louisville, Kentucky, headquarters since 2009, after 15 years in a variety of senior leadership and executive posts at Citigroup.
“We are very pleased to welcome Raja to PPL’s board of directors. His extensive executive experience in general management, international issues and technology make him an excellent addition to our already very strong board,” said James H. Miller, PPL chairman, president and chief executive officer.
A native of Hyderabad, India, Rajamannar earned an undergraduate degree in chemical engineering from Osmania University in Hyderabad, where he was the recipient of the nation’s top award for graduating chemical engineering students.
After earning an MBA from the Indian Institute of Management in Bangalore, India’s top management school, he worked at Asian Paints Limited in Mumbai as a senior product manager. He also worked at Unilever of India as a regional sales manager and senior brand manager before accepting a position as director of marketing and sales for Citibank’s consumer bank in Dubai.
At Citibank, he also served as London-based director of regional credit cards for the Europe, Middle East and Africa area and director of global credit card business development before being named chairman and CEO of Diners Club North America in 2003. He was named executive vice president of Citi’s core card businesses in 2006 and promoted to executive vice president and chief marketing officer for global cards in 2008.
In his current position at Humana, Rajamannar is responsible for the company’s innovation center, as well as its international businesses, marketing, strategic analytics, corporate communications and government relations organizations.
Rajamannar’s appointment brings PPL’s board membership to 11, 10 of whom are independent, outside directors.
PPL Corporation, headquartered in Allentown, Pa., through its affiliates, owns or controls about 19,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets, and delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom. More information is available at www.pplweb.com.

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